Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Energy Partners, Ltd.
We consent to incorporation by reference in the registration statements (No. 333-89044 and No. 333-124846) on Form S-8 and (No. 333-91214, No. 333-117419, No. 333-124973) on Form S-3 of Energy Partners, Ltd. of our reports dated February 22, 2006 with respect to the consolidated balance sheets of Energy Partners, Ltd. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Energy Partners, Ltd.

New Orleans, Louisiana
February 22, 2006